EXHIBIT  99

For Immediate Release                                Contact: John T. O'Neill
April 20, 1995                                        Telephone: 401-431-8500



                         HASBRO, INC. ANNOUNCES RESULTS
                             FOR FIRST QUARTER 1995

     Pawtucket, RI (April 20, 1995) -- Hasbro, Inc. (HAS:ASE) today reported results for its first quarter ended April 2, 1995.

     Revenues increased approximately 8% to $526,503,000 from the $489,133,000 reported in the first quarter of 1994. Net earnings for the quarter were $21,683,000 compared with $22,435,000 in 1994. Earnings per share were $.25 in both years. 1994 earnings before cumulative effect of change in accounting principles were $26,717,000, or $.30 per share.

     "We are pleased to report that revenues from our international marketing units reached record first quarter levels," said Alan G. Hassenfeld, Chairman and Chief Executive Officer, "as did those from the Hasbro Games Group."

     "Almost all of the European markets reported increased revenues in their local currencies which were then augmented by the impact of the weakened U.S. dollar. Our Asia/Pacific units, as a group, also experienced significant improvement over 1994 levels, up approximately 10% in constant dollars. Canada, Mexico and Latin America, as a group, overcame the negative impact of foreign currency rate changes and also reported growth. Domestically, the Hasbro Games Group showed impressive revenue increases, up more than 15% from their 1994 level, and as expected, the Hasbro Toy Group lagged 1994 amounts."

     He continued, "Our core classic brands, including games and puzzles from Milton Bradley and Parker Brothers, Batman(R) action figures and accessories, Sindy(R), our internationally marketed fashion doll, and the Nerf(R) items continue to be favorites in the marketplace, while several new items, including Fantastic Sand Surprises(TM) and Playskool's Moon Bouncer(TM) and 1-2-3 Baseball(TM) are off to a good start."

     Mr. Hassenfeld concluded by noting "Even though our revenues were strong, we were not able to translate this into earnings growth in the first quarter. The increased contributions from the international and games units were not sufficient to offset an unfavorable shift in the mix of products sold by the Hasbro Toy Group during the quarter. Later in the year, as products introduced at the February Toy Fair become available, their product mix should improve. We continue to believe that our strong and diverse portfolio of products will allow us to grow, both in earnings and revenues."

                                     # # #
                               (Tables Attached)







                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS


(Thousands of Dollars and Shares Except Per Share Data)

                                                       Quarter Ended(1)
                                                     --------------------
                                                      Apr. 2,    Mar. 27,
                                                       1995        1994
                                                     --------    --------
Net Revenues                                         $526,503     489,133
Cost of Sales                                         232,572     208,200
                                                      -------     -------
Gross Profit                                          293,931     280,933
Amortization                                            9,243       8,793
Royalties, Research and
 Development                                           55,084      50,320
Advertising                                            70,233      64,559
Selling, Distribution and
 Administration                                       120,803     110,290
                                                      -------     -------
Operating Profit                                       38,568      46,971
Interest Expense                                        5,823       5,436
Other (Income), Net                                    (2,512)     (1,908)
                                                      -------     -------
Earnings Before Income Taxes and
 Cumulative Effect of Change in
 Accounting Principles                                 35,257      43,443
Income Taxes                                           13,574      16,726
                                                      -------     -------
Earnings Before Cumulative Effect
 of Change in Accounting Principles                    21,683      26,717
Cumulative Effect of Change in
 Accounting Principles                                      -      (4,282)
                                                      -------     -------
Net Earnings                                         $ 21,683      22,435
                                                      =======     =======

Per Common Share(2)
   Earnings Before Cumulative Effect
    of Change in Accounting Principles               $    .25         .30
                                                      =======     =======

   Net Earnings                                      $    .25         .25
                                                      =======     =======

   Cash Dividends Declared                           $    .08         .07
                                                      =======     =======
Weighted Average Number of
 Shares                                                88,153      90,100
                                                      =======     =======

(1) - 1995 consists of 14 weeks; 1994, 13 weeks.
(2) - Primary and fully diluted data are not shown separately as they are substantially the same.



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                     Apr. 2,        Mar. 27,
                                                      1995            1994
                                                    --------        --------
                   Assets

  Cash and Temporary Investments                  $  189,777         250,262
  Accounts Receivable, Net                           475,813         449,981
  Inventories                                        276,938         271,319
  Other                                              170,323         150,504
                                                   ---------       ---------
  Total Current Assets                             1,112,851       1,122,066
  Property, Plant and Equipment, Net                 308,469         282,978
  Other Assets                                       908,443         708,306
                                                   ---------       ---------
  Total Assets                                    $2,329,763       2,113,350
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  162,736          53,091
  Payables and Accrued Liablities                    531,216         491,743
                                                   ---------       ---------
  Total Current Liabilities                          693,952         544,834
  Long-term Debt                                     150,000         200,479
  Deferred Liabilities                                65,809          73,171
                                                   ---------       ---------
  Total Liabilities                                  909,761         818,484
  Total Shareholders' Equity                       1,420,002       1,294,866
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,329,763       2,113,350
                                                   =========       =========